Exhibit 99.1

NEWS RELEASE
FOR INFORMATION CONTACT:

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio  43215

Mark E. Yale                                  Lisa A. Indest
Executive V.P., CFO                     Senior V.P., Finance and Accounting
614.887.5610                                    614.887.5844
myale@glimcher.com                    lindest@glimcher.com

Tuesday, March 27, 2012

GLIMCHER REALTY TRUST COMPLETES OFFERING OF 23 MILLION COMMON SHARES

COLUMBUS, Ohio – March 27, 2012 — Glimcher Realty Trust (NYSE: GRT), announced today that it has completed a public offering of 23,000,000 common shares at a price of $9.90 per share, including 3,000,000 common shares issued and sold upon the exercise of the underwriters’ option to purchase additional shares.  Goldman, Sachs & Co., Wells Fargo Securities, LLC, BofA Merrill Lynch and KeyBanc Capital Markets acted as the joint bookrunning managers for the offering and The Huntington Investment Company, Keefe, Bruyette & Woods, Piper Jaffray, PNC Capital Markets LLC and Raymond James acted as co-managers for the offering.

The net proceeds to the Company from the offering, after deducting underwriting commissions and discounts and estimated offering expenses, were approximately $218 million.  The Company intends to use the net proceeds from the offering to fund the acquisition of the 80% indirect ownership interest in Pearlridge Center in Honolulu, Hawaii held by affiliates of Blackstone Real Estate Partners VI or for other general corporate purposes, which may include the payment of a portion of the balance outstanding on the Company’s credit facility.

The common shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 that is effective.  A copy of the prospectus supplement and prospectus relating to these securities may be obtained by contacting: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1.866.471.2526, facsimile:  1.212.902.9316, email: prospectus-ny@ny.email.gs.com; Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, telephone: 1.800.326.5897, email: cmclientsupport@wellsfargo.com; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com; or KeyBanc Capital Markets, Attention: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114, telephone: 1.800.859.1783.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Glimcher

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed and open-air regional malls, as well as community centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® is a registered trademark of Glimcher Realty Trust.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the company’s debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the company’s existing JV partners, failure to achieve projected returns on development properties, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.